Exhibit 23.2

Consent of Haiwen & Partners, PRC Counsel

March 2, 2015

Sohu.com Inc.

18/F, SOHU.com Media Plaza

Block 3, No. 2 Kexueyuan South Road

Haidian District

Beijing 100190

People’s Republic of China

Subject: Consent of Haiwen & Partners

We hereby consent to the filing of this consent letter as an exhibit to the annual report on Form 10-K of Sohu.com Inc. (the “Company”) for the Company’s fiscal year ended December 31, 2014 being filed with the U.S. Securities and Exchange Commission (the “SEC”) on or about March 2, 2015 (the “Form 10-K”).

We also hereby consent to the use of our firm name and summaries of our firm’s opinions under the headings “Business– Government Regulation and Legal uncertainties” in the Form 10-K.

Yours faithfully,

Haiwen & Partners